Exhibit 10.1

FOURTH AMENDED AND RESTATED
ADVISORY MANAGEMENT AGREEMENT

This FOURTH AMENDED AND RESTATED ADVISORY MANAGEMENT AGREEMENT (this “Agreement”) is entered into on May 31, 2016, and is effective as of May 15, 2016 (the “Effective Date”), by and between BEHRINGER HARVARD OPPORTUNITY REIT I, INC., a Maryland corporation (the “Company”), and BEHRINGER HARVARD OPPORTUNITY ADVISORS I, LLC, a Texas limited liability company (the “Advisor”).

W I T N E S S E T H

WHEREAS, the Company and the Advisor entered into that certain Third Amended and Restated Advisory Management Agreement effective as of May 15, 2013 (the “Third Advisory Agreement”), which was renewed by agreement of the parties for an additional one-year term on May 6, 2014 and extended through June 15, 2015 by the mutual agreement of the parties on May 8, 2015 and extended through July 15, 2015 by the mutual agreement of the parties on June 15, 2015 and amended by the First Amendment to Third Amended and Restated Advisory Management Agreement dated as of July 8, 2015 (the “First Amendment”), which, among other things, extended the term of the Third Advisory Agreement through May 15, 2016;

WHEREAS, the Company and the Advisor desire to amend and restate the Third Advisory Agreement to incorporate the amendment made to the Third Advisory Agreement by the First Amendment into the body of the advisory agreement, amend certain limitations of expense reimbursements to the Advisor, amend the non-solicitation provision and extend the term to May 15, 2017;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend and restate the Third Advisory Agreement, as amended by the First Amendment, as follows:

ARTICLE I

DEFINITIONS

The following defined terms used in this Agreement shall have the respective meanings specified below:

2017 Quotient.  The quotient of (a) the number of days during 2017 for which the Advisor provides services to the Company pursuant to this Agreement divided by (b) 365.

Acquisition Expenses.  Any and all expenses incurred by the Company, the Advisor, or any Affiliate of either in connection with the selection or acquisition of any Asset, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance premiums, but excluding any costs associated with Advisor Personnel performing Due Diligence Services.  Acquisition Expenses paid by the Advisor or any Affiliate on behalf of the Company will be reimbursed by the Company in accordance with the terms of Section 3.02(a)(ii) unless otherwise provided therein.

Acquisition Fees.  Any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with making or investing in Mortgages or the purchase, development or construction of an Asset, including, without limitation, Acquisition and Advisory Fees, real estate commissions, selection fees, Development Fees, Construction Fees, non-recurring management fees, Loan fees, points, any other fees of a similar nature or any fees and commissions paid by any Person to any other Person in connection with and substantially contemporaneously with any Property Improvement.  Excluded shall be Development Fees and Construction Fees paid to any Person not affiliated with the Sponsor in connection with the actual development and construction of any Property.

Acquisition and Advisory Fees.  The fees payable to the Advisor pursuant to Section 3.01(b).

Advisor.  Behringer Harvard Opportunity Advisors I, LLC, a Texas limited liability company, any successor advisor to the Company, or any Person to which Behringer Harvard Opportunity Advisors I, LLC or any successor advisor subcontracts all or substantially all of its functions.

Advisor Personnel.  Any person employed by the Advisor or any Affiliate of the Advisor who performs services on behalf of the Advisor for or to the Company, excluding those persons who also serve as an executive officer of the Company.

Affiliate or Affiliated.  As to any Person, (i) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; (iii) any Person, directly or indirectly, controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Aggregate Asset Value.  The aggregate book value of the Assets at the time of measurement before deducting depreciation, bad debts or other similar non-cash reserves and without reduction for (i) any debt secured by or relating to such Assets, (ii) any impairment charges in respect of the Assets or (iii) provisions for losses taken in respect of Loans.  For purposes of calculating the Aggregate Asset Value, the value of any individual Asset owned through any Joint Venture shall be equal to the product of (A) the book value of that Asset, calculated as provided for in the preceding sentence, and (B) the Ownership Percentage.

Alexan Black Mountain. The Company’s mezzanine loan investment related to the development of multifamily community located at 320 Conestoga Way, Henderson, Nevada and commonly known as “Alexan Black Mountain.”

Appraised Value.  The fair market value of an Asset as reported in an appraisal made by an Independent Appraiser.

Articles of Incorporation.  The Second Articles of Amendment and Restatement of the Company, approved by the Stockholders on July 24, 2008 and filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as amended from time to time.

Assets.  Properties, Mortgages and other direct or indirect investments in equity interests in or Loans secured by or otherwise relating to Real Property (other than investments in bank accounts, money market funds or other current assets, whether of the proceeds from an Offering or the sale of an Asset or otherwise) owned by the Company, directly or indirectly through one or more of its Affiliates or Joint Ventures but excluding Royal Island and Alexan Black Mountain.

Asset Management Fee.  The fee payable to the Advisor by the Company for day-to-day management of the Company’s Assets and business.

Audit Expenses.  Any and all costs or expenses paid or incurred by the Advisor, on behalf of the Company, in connection with financial statements prepared in accordance with Regulation S-X, including but not limited to Rules 3-01, 3-05 and 3-14 thereunder, and pro forma financial information required by Article 11 thereunder.

Average Invested Assets.  For a specified period, the average Aggregate Asset Value, computed by taking the average of such values at the end of each month during such period.

Board.  The board of directors of the Company.

Business Operations Infrastructure Costs.  Indirect costs associated with maintaining business operations infrastructure that can be shared with other investment funds sponsored by Affiliates of the Advisor to achieve operational cost efficiency, including: (1) network infrastructure, computers and information technology; (2) business center costs; (3) office management services; (4) human resource services; (5) office space costs; (6) rent for office space for shared service functions; (7) office furniture and equipment; (8) telephone and communications; (9) general office supplies costs; and (10) kitchen food & beverage costs.  Each of these cost elements of the Advisor and its Affiliates are allocated based on a reasonable methodology that associates the time, effort and costs attributable to each investment fund.

Bylaws.  The bylaws of the Company, as the same are in effect from time to time.

Change of Control.  Any event (including, without limitation, issue, transfer or other disposition of Shares of capital stock of the Company or equity interests in the Partnership, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company or the Partnership representing greater than 50% or more of the combined voting power of the Company’s or the Partnership’s then outstanding securities, respectively; provided, that a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of the Shares.

Closing Price.  On any date, the last sale price for any class or series of the Company’s Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to Shares listed or admitted to trading on the NYSE or, if such Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to Shares listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system or other quotation service that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board.

Code.  Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Commitment Amount.  With respect to any Loan or Revised Loan, the amount of the Loan or Revised Loan, respectively, that the lender or lenders thereof is or are obligated to fund in accordance with the terms and conditions contained in the documents governing the Loan or Revised Loan as those terms and conditions existed when the parties first executed and delivered the applicable governing documents; provided that in the case of an open-end Loan or Revised Loan, the Commitment Amount shall not include monies that may be reborrowed as a result of principal repayments.

Company.  Behringer Harvard Opportunity REIT I, Inc., a corporation organized under the laws of the State of Maryland.

Company Value.  The value of the Company as a going concern based on the difference between (i) the value of all of its Assets as determined in good faith by the Board, including a majority of the Independent Directors, and (ii) all of the Company’s liabilities as set forth on its balance sheet as of the end of the most recently completed period for which financial statements of the Company have been prepared, provided, that (A) if such Company Value is being determined in connection with a Change of Control that establishes the Company’s net worth (e.g., a tender offer for the Shares, sale of all of the Shares or a merger) then the Company Value shall be the net worth established thereby and (B) if such Company Value is being determined in connection with a Listing, then the Company Value shall be equal to the number of outstanding Shares multiplied by the Closing Price of a single Common Share averaged over a period of 30 trading days during which the Shares are listed or quoted for trading, beginning on the date of Listing.  For purposes hereof, a “trading day” shall be any day on which the NYSE is open for trading whether or not the Shares are then Listed on the NYSE and whether or not there is an actual trade of such Shares on any such day.  If the holder of Convertible Shares disagrees with the Company Value as determined by the Board, then the holder of Convertible Shares and the Company (determined by a majority of the Independent Directors) shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one other appraiser whose determination of the Company Value shall be final and binding on the parties as to the Company Value.  The cost of such appraisal shall be split evenly between the Company and the Advisor.

Construction Fee.  A fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitations on a Property.

Contract Purchase Price.  The amount of monies or other consideration paid or contributed by the Company or the Partnership, from time to time, (i) to acquire, directly or indirectly, any Asset (other than a Mortgage) or an Incremental Interest in an Asset, and including any indebtedness for money borrowed to finance the purchase, indebtedness secured by such Asset, which is assumed, or indebtedness that is refinanced or restructured, all in connection with the acquisition, and which is or will be secured by such Asset at the time of the acquisition, (ii) to make any Property Improvements, or (iii) to make a Mortgage. The Contract Purchase Price shall exclude Acquisition Fees and Acquisition Expenses.  With respect to monies funded or contributed by the Company or the Partnership to a Joint Venture, the Contract Purchase Price shall be equal to the product of (A) the amount determined in accordance with the foregoing and (B) the Ownership Percentage.

Convertible Shares.  The 1,000 shares of the Company’s non-participating, non-voting, convertible stock, par value $.0001 per share.

Dealer Manager.  Behringer Securities LP, an Affiliate of the Advisor, or such other Person selected by the Board to act as the dealer manager for an Offering.

Debt Financing Fee.  The fee payable to the Advisor pursuant to Section 3.01(e).

Deferral Agreement.  That certain Amended and Restated Deferral of Fees and Cost Reimbursements Agreement, dated as of January 10, 2011, by and between the Company and the Advisor, as amended or restated from time to time.

Development Fee.  A fee for the packaging of a Property or Mortgage, including the negotiation and approval of plans, and any assistance in obtaining zoning and necessary variances and financing for a specific Property, either initially or at a later date.  The Development Fee will include the reimbursement of the specified cost incurred by the Advisor of engaging third parties to assist in providing such services.

Director.  A member of the Board.

Distributions.  Any dividends or other distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

Due Diligence Services.  Assessment by the Advisor of issues and foreseeable risks associated with an Asset being acquired, which might affect its value and price, including but not limited to site visits, tenant interviews, review of rent rolls, verification of leases, review of surrounding location and potential competitors, and review of environmental and property conditions.

Exchange Act.  The Securities Exchange Act of 1934, as amended.

Existing Loan.  Any Loan, under which the Company or the Partnership or any Joint Venture is a borrower.

Existing Maturity Date.  At the applicable time, the maturity date of an Existing Loan, as extended pursuant to all available extension options provided for in the documents governing the Existing Loan at the time these documents were first executed and delivered by the parties.

Extension Period.  With respect to a Revised Loan, each 360 day period by which the maturity date of the Revised Loan (taking into effect all available extension options) extends beyond the applicable Existing Maturity Date of the Existing Loan.

GAAP.  Generally accepted accounting principles as in effect in the United States of America from time to time or such other accounting basis mandated by the Securities and Exchange Commission.

Gross Proceeds.  The aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Selling Commissions, volume discounts, any marketing support and due diligence expense reimbursement or Organization and Offering Expenses.  For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Selling Commissions are paid to the Dealer Manager or a Soliciting Dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the Offering price per Share pursuant to the Prospectus for such Offering without reduction.

Hard Costs.  The actual costs of goods, services, and materials incurred for the benefit of the Company, including:  (1) mobile phones and personal communication costs; (2) travel and hotel expenses; (3) meals and entertainment; (4) conference fees and related charges; (5) employee recruiting fees; (6) employee relocation costs; (7) employee gifts and other; (8) contract labor; (9) education and training; (10) dues, subscriptions and licenses; (11) office supplies; (12) printing costs; (13) computer accessories and software and licensing costs; (14) postage, shipping and courier expenses.  Generally, hard costs are considered attributable to an entire department (such as the cost of office supplies) and are allocated using the same allocation metric used for the department’s Fully Burdened Costs (e.g. time logs). In certain circumstances, hard costs attributable to specific personnel such as mobile phones are allocated based upon the same allocation metric as the individual’s Fully Burdened Costs.

HPT.  Harvard Property Trust, LLC, an Affiliate of the Advisor and the legal employer of Advisor Personnel.

Incremental Interest.  From and after the Effective Date, an increase in the percentage interest owned by the Company or the Partnership, directly or indirectly through a Joint Venture, in an Asset, which results from an additional investment by the Company or the Partnership in the Asset, whether through an additional capital contribution, the funding of additional debt or the assumption or guarantee of debt, which, in the case of a Joint Venture, is not matched by a corresponding contribution or assumption by the other Joint Venture partner.

Independent Appraiser.  A Person with no material current or prior business or personal relationship with the Advisor or the Directors and who is a qualified appraiser of Real Property of the type held by the Company or of other Assets as determined by the Board.  Membership in a nationally recognized appraisal society such as the Appraisal Institute shall be conclusive evidence of such qualification as to Real Property.

Independent Director.  A Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Sponsor, the Company, the Advisor or any of their Affiliates by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their Affiliates, other than the Company, (ii) employment by the Sponsor, the Company, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, other than as a Director of the Company, (iv) performance of services, other than as a Director of the Company, (v) service as a director or trustee of more than three real estate investment trusts organized by the Sponsor or advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates.  A business or professional relationship is considered material if the aggregate gross revenue derived by the Director from the Sponsor, the Advisor and their Affiliates exceeds 5% of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis.  An indirect association with the Sponsor or the Advisor shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law is or has been associated with the Sponsor, the Advisor, any of their Affiliates, or the Company.

Intellectual Property Rights.  All rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, confidential information rights, patents, invention rights, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for such rights, as well as any and all moral rights, rights of privacy, publicity and similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and all renewals and extensions thereof.

Invested Capital.  The amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price, reduced by the portion of any Distribution (other than any Stock

Dividends) that is attributable to Net Sales Proceeds and by any amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for repurchase of Shares.

Joint Venture.  A joint venture or partnership arrangement in which the Company or the Partnership is a co-venturer or general partner, and which is established to acquire or hold Assets.

Listing or Listed.  The listing of the Shares of the Company on a national securities exchange.  Upon such Listing, the Shares shall be deemed Listed.

Loan.  Any indebtedness or obligation of the Company in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust or similar instruments, including Mortgages and mezzanine loans.

Mortgages.  In connection with mortgage financing provided, invested in or purchased by the Company, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations.

NASAA Guidelines.  The Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. effective September 29, 1993.

Net Income.  For any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of any Assets, calculated in accordance with GAAP.

Net Sales Proceeds.  In the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including all real estate commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the Joint Venture less the amount of any selling expenses, including legal fees and expenses incurred by or on behalf of the Company (other than those paid by the Joint Venture).  In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a Mortgage or in satisfaction thereof other than regularly scheduled interest payments to the extent such interest accrues at a rate of less than ten percent (10%) per annum) less the amount of selling expenses incurred by or on behalf of the Company, including all commissions closing costs and legal fees and expenses.  In the case of a transaction described in clause (i)(E) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby which are reinvested in one or more Assets within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal fees and expenses and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions.  Net Sales Proceeds shall also include any consideration (including non-cash consideration such as stock, notes, or other property or securities) that the Company determines, in its discretion, to be economically equivalent to proceeds of a Sale, valued in the reasonable determination of the Company. Net Sales Proceeds shall not include any reserves established by the Company in its sole discretion.

NYSE.  The New York Stock Exchange, or any successor entity.

Offering.  Any private or public offering of Shares pursuant to an effective registration statement filed under the Securities Act or exempt from such filing during periods from and after the date hereof.

Organization and Offering Expenses.  Specified as any and all costs and expenses, other than Selling Commissions and the dealer manager fee (as in effect from time to time), incurred by and to be paid by the Company, the Advisor or any Affiliate in connection with the formation, qualification and registration of the Company and the marketing and distribution of its Shares, including, without limitation, the following: legal, accounting (excluding any Audit Expenses) and escrow fees; printing, amending, supplementing, mailing and distributing costs; filing, registration and qualification fees and taxes; telecopier and telephone costs; and all advertising and marketing expenses, including the costs related to investor and broker-dealer sales meetings.  Organization and Offering Expenses paid or incurred by the Advisor or any Affiliate are on behalf of the Company and will be reimbursed by the Company in accordance with the terms of Section 3.02(a)(i).

Ownership Percentage.  With respect to any Asset at a specified time, the percentage of capital stock, membership interests, partnership interests or other equity interests in the Asset held directly or indirectly by the Company or the Partnership at such time, without regard to classification of such equity interests.

Partnership.  Behringer Harvard Opportunity OP I, LP, a Texas limited partnership, through which the Company may own Assets.

Performance Fee.  The fee payable to the Advisor upon termination of this Agreement under certain circumstances if certain performance standards have been met pursuant to Section 4.03(b).

Person.  An individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

Personnel Costs.  For each period, the amount of compensation and benefits paid or accrued by the Advisor to, for or on behalf of, the Advisor Personnel including any payroll taxes and insurance costs.

Property or Properties.  As the context requires, any, or all, respectively, of the Real Property acquired by the Company or the Partnership, either directly or indirectly (whether through a Joint Venture or otherwise).

Property Improvements. Any monies invested or otherwise spent by the Company or the Partnership, directly or indirectly to develop, construct, renovate, or otherwise physically improve an Asset, including, but not limited to tenant improvements, whether pursuant to allowances, concessions or rent abatements, all to the extent that the monies invested or funded for each of these purposes were approved by the Board as part of the initial plan for the Asset.

Proprietary Property.  All modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used in performing the duties set forth in Section 2.02 that relate to investment advice regarding current and potential Assets, and all modifications, enhancements and derivative works of the foregoing.

Prospectus.  Prospectus has the meaning set forth in Section 2(a)(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities of the Company to the public.

Real Property.  Land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

REIT.  A corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in Loans secured by real estate or both in accordance with Sections 856 through 860 of the Code.

RETA Personnel.  Advisor Personnel who are regularly assigned to the Real Estate Transaction Administration department of HPT.  RETA Personnel are a subset of Advisor Personnel and provide services to the Advisor, its Affiliates and other investment funds sponsored by or associated with HPT in connection with asset acquisition, financing and disposition of assets.

RETA Services.  Services provided by RETA Personnel in connection with the sale or other disposition of Assets.  RETA Services include management of the Asset disposition process and performance of services in support of disposition transactions, including the review and preparation of due diligence materials associated with sale or other disposition of Assets, the supervision or performance of site visits, tenant interviews, review of rent rolls, verification of leases and other contracts relating to the ownership, capital structure or operations of an Asset, and review of environmental and property conditions.

Revised Loan.  Solely for purposes of determining the Debt Financing Fee under Section 3.01(e), a Loan resulting from the refinancing, restructuring, modification or extension of an Existing Loan; provided that the Loan will not be treated as a Revised Loan if the Loan: (i) results from the exercise of a valid, binding and effective (at the time of exercise) extension option contained in the documents governing the Existing Loan; (ii) the terms and conditions (except for the new maturity date) are different from the terms and conditions of the Existing Loan; or (iii) is not made by the same lender or lending syndicate making the Existing Loan and allowing for the withdrawal of lenders from the lending syndicate but not the addition of a new lender or lenders except for transfers permitted under the terms and conditions governing the Existing Loan.

Royal Island.  The Company’s debt and equity investments related to the development of a resort hotel, spa, golf course, marina, and residences on three islands located in the Commonwealth of The Bahamas and commonly known as “Royal Island.”

Sale or Sales.  (i) Any transaction or series of transactions whereby: (A) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof and including any event with respect to any Property which results in the Company receiving a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any

Property which results in the Joint Venture receiving insurance claims or condemnation awards; (D) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Mortgage or portion thereof (including with respect to any Mortgage, all repayments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event with respect to a Mortgage which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Company or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i) (A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Assets within 180 days thereafter.

Secured Note. The Secured Promissory Note dated as of March 29, 2011, by the Company for the benefit of Behringer Harvard Holdings, LLC.

Securities Act.  The Securities Act of 1933, as amended from time to time, or any successor statute thereto.  Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Selling Commissions.  Any and all commissions payable to underwriters, dealer managers or other broker-dealers in connection with the sale of Shares, including, without limitation, commissions payable to Behringer Securities LP.

Shared Services Burden.  General and administrative costs (other than Personnel Costs) paid by the Advisor or its Affiliates and reasonably allocated to the Company in good faith, including, but not limited to, marketing, legal, accounting, internal audit, treasury, capital markets, asset management, office management, investor relations, human resources, information technology and software, risk management, supplies, travel, rent, utilities, telephone and postage.

Shares.  Any shares of the Company’s common stock, par value $.0001 per share.

Soliciting Dealers.  Broker-dealers who are members of the Financial Industry Regulatory Authority, or that are exempt from broker-dealer registration, and who, in either case, have executed participating broker or other agreements with the Dealer Manager to sell Shares.

Sponsor.  Robert M. Behringer.

Stock Dividend.  Any dividend or other distribution paid to stockholders of the Company in the form of additional Shares.

Stockholders.  The record holders of the Company’s Shares as maintained in the books and records of the Company or its transfer agent.

Stockholders’ 10% Return.  As of any date, an aggregate amount equal to a 10% cumulative, noncompounded, annual return on Invested Capital (calculated like simple interest); provided, however, that for purposes of calculating the Stockholders’ 10% Return, any Stock Dividend shall not be included as a Distribution; and provided, further, that for purposes of determining the Stockholders’ 10% Return, the return for each portion of the Invested Capital shall commence for purposes of the calculation upon the issuance of the shares issued in connection with such capital.

Subordinated Incentive Listing Fee.  The fee payable to the Advisor under certain circumstances if the Shares are Listed pursuant to Section 3.01(d).

Subordinated Share of Net Sales Proceeds.  The fee payable to the Advisor under certain circumstances following receipt of Net Sales Proceeds pursuant to Section 3.01(c).

Termination Date.  The date of termination of this Agreement.

Texas Tax Code.  The Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006).  Reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

Total Operating Expenses.  All costs and expenses paid or incurred by the Company, as determined under GAAP, which are in any way related to the operation of the Company or to Company business, including the Asset Management Fee, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization, impairment charges and bad debt reserves, (v) the Subordinated Share of Net Sales Proceeds, (vi) the Performance Fee, (vii) the Subordinated Incentive Listing Fee, (viii) Acquisition Fees and Acquisition Expenses (which, for purposes of this definition, shall include any costs associated with Advisor Personnel performing Due Diligence Services), (ix) real estate commissions on the Sale of Property, (x) property operating expenses incurred on an individual Property level; and (xi) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, Loans or other property (including Audit Expenses, the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

2%/25% Guidelines.  The requirement that, in any 12 month period, Total Operating Expenses not exceed the greater of 2% of Average Invested Assets during such 12 month period or 25% of Net Income over the same 12 month period.

ARTICLE II
THE ADVISOR

2.01        Appointment.  The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

2.02        Duties of the Advisor.  The Advisor shall be deemed to be in a fiduciary relationship to the Company and its Stockholders.  The Advisor directly, or indirectly through Affiliates, undertakes to use its reasonable best efforts, subject to the supervision of the Board and consistent with the provisions of the Articles of Incorporation and Bylaws, to, among other things:

(a)           serve as the Company’s investment and financial advisor and provide research and economic and statistical data in connection with the Assets and investment policies;

(b)           provide the daily management of the Company and perform and supervise the various administrative functions reasonably necessary for the management and operations of the Company;

(c)           maintain and preserve the books and records of the Company, including stock books and records reflecting a record of the Stockholders and their ownership of the Company’s uncertificated Shares, if any, and acting as transfer agent for the Company’s Shares;

(d)           investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, property management companies, transfer agents and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

(e)           consult with the officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making or management of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(f)            subject to the provisions of Sections 2.02(h) and 2.03 hereof, (i) structure and negotiate the terms and conditions of transactions relating to Assets owned, or to be acquired by, the Company or the Partnership; (ii) acquire or dispose of Assets on behalf of the Company or the Partnership in compliance with the investment objectives and policies of the Company; (iii) structure and negotiate the terms and conditions relating to: (x) the offer and sale of equity or debt securities by the Company (y) the entry into or the restructuring, refinancing of or extensions relating to, Loans; (iv) make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Assets; and (v) enter into leases of Property and service contracts for Assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Assets, including the servicing of Mortgages;

(g)           provide the Board with periodic reports regarding prospective investments in Assets;

(h)           obtain the prior approval of the Board (including a majority of all Independent Directors) to acquire or dispose of an Asset;

(i)            obtain reports (which may be prepared by or for the Advisor or its Affiliates), where appropriate, concerning the value of Assets or contemplated investments of the Company in Assets;

(j)            from time to time, or at any time reasonably requested by the Board, make reports to the Board of the Advisor’s performance of services to the Company under this Agreement;

(k)           provide the Company with all necessary cash management services;

(l)            deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with acquiring Assets or financing, refinancing, restructuring or extending any Loans;

(m)          act, or obtain the services of others to act, as attorney-in-fact or agent of the Company in acquiring or disposing of Assets, disbursing, and collecting the funds, paying the debts and fulfilling the obligations of the Company and handling, prosecuting and settling any claims of the Company, including foreclosing and otherwise enforcing mortgage and other liens and security interests comprising any of the Assets;

(n)           supervise the preparation, filing and distribution of returns and reports to governmental agencies and to Stockholders and other investors and act on behalf of the Company in connection with investor relations;

(o)           provide office space, equipment and personnel as required for the performance of the foregoing services as Advisor;

(p)           prepare, on behalf of the Company, all reports and returns required by the Securities and Exchange Commission, Internal Revenue Service and other state or federal governmental agencies; and

(q)           do all things necessary to assure its ability to render the services described in this Agreement.

2.03        Authority of Advisor.

(a)           Pursuant to the terms of this Agreement (including the restrictions included in this Section 2.03 and in Section 2.06), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Advisor the authority to (i) locate, analyze and select investment opportunities, (ii) structure the terms and conditions of transactions relating to the Assets, (iii) acquire Properties, make and acquire Mortgages and invest in other Assets in compliance with the investment objectives and policies of the Company, (iv) structure and negotiate the terms and conditions relating to (x) the offer and sale of equity or debt securities by the Company (y) the entry into or the restructuring, refinancing of, or extension relating to, Loans, (v) enter into leases for the Properties and service contracts for the Assets, oversee Affiliated companies and Persons that perform property management or other services for the Company, (vi) oversee non-affiliated property managers and other non-affiliated Persons who perform services for the Company, (vii) undertake accounting and other record-keeping functions at the Asset level; and (viii) all steps otherwise necessary to oversee the Company’s Assets.

(b)           Notwithstanding the foregoing, any acquisition or disposal of Assets by the Company or the Partnership (as well as any Loans required to fund the acquisition by the Company or the Partnership), will require the prior approval of the Board (including a majority of the Independent Directors).

(c)           The prior approval of a majority of the Independent Directors and a majority of the Board, in each case not otherwise interested in the transaction, will be required for each transaction between the Company and the Advisor or its Affiliates.

(d)           If a transaction requires approval by the Board, the Advisor will deliver to the Directors all documents required by them to properly evaluate the proposed transaction.

The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Section 2.03. If and to the extent the Board so modifies or revokes the authority contained herein, the Advisor shall henceforth submit to the Board for approval all items requiring Board approval as a result of the modification or revocation of authority, provided, however, that such modification or revocation shall be effective only upon receipt by the Advisor and shall not be applicable to transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

2.04        Bank Accounts.  The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board, its Audit Committee and the auditors of the Company.

2.05        Records; Access.  The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours.  The Advisor shall at all reasonable times have access to the books and records of the Company.

2.06        Limitations on Activities.  Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Shares or any of the Company’s securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board.  In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given.  The Advisor, its directors, officers, employees and stockholders, and the directors, officers, employees and stockholders of the Advisor’s Affiliates shall not be liable to the Company or to the Board or Stockholders for any act or omission by the Advisor, its directors, officers, employees or stockholders, or for any act or omission of any Affiliate of the Advisor, its directors, officers or employees or stockholders except as provided in Section 5.02 of this Agreement.

2.07        Relationship with Directors.  Directors, officers and employees of the Advisor or an Affiliate of the Advisor may serve as Directors, officers or employees of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director shall receive any compensation from the Company for serving as a Director other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board.

2.08        Other Activities of the Advisor.  Nothing herein contained shall prevent the Advisor or its Affiliates from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person.  The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.  The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.  The Advisor or its Affiliates shall promptly disclose to the Board knowledge of such condition or circumstance.  If the Sponsor, Advisor, Director or Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Board (including the Independent Directors) to adopt the method by which investments are to be allocated to the competing investment entities that is set forth in the Company’s most recent Prospectus for its Shares, and to apply such method fairly to the Company.

ARTICLE III

COMPENSATION AND REIMBURSEMENT OF SPECIFIED COSTS

3.01        Fees.

i.              Asset Management Fee.  The Company shall pay the Advisor a monthly Asset Management Fee in an amount equal to 1/12th of 0.575% of Aggregate Asset Value as of the last day of the month, payable on the 15th day of following month.

(a)           Acquisition and Advisory Fees.  The Company shall pay the Advisor an Acquisition and Advisory Fee, in an amount equal to 2.5% of the Contract Purchase Price of each Asset, in connection with (i) acquiring such Asset, or any Incremental Interest therein, including by way of exchanging a debt interest for an equity interest, (ii) any Property Improvement, or (iii) the making of a Mortgage.  In the case of an Asset owned by a Joint Venture, the Acquisition and Advisory Fee payable hereunder shall be equal to the product of 2.5% of the Contract Purchase Price paid by the Joint Venture and the Ownership Percentage.  In the case of a Joint Venture, nothing herein shall prohibit the Advisor from receiving a fee from the joint venture partner for acquisition and advisory services separate and distinct from the Acquisition and Advisory Fee; provided, however, that the Advisor shall have promptly advised the Board of the proposed fee and that the Independent Directors shall have approved the fee.  If the Independent Directors do not authorize the Advisor to accept a separate fee from the joint venture partner, then the Independent Directors may cause the Company to set off any fee paid by the joint venture partner to the Advisor against any Acquisition and Advisory Fee due to the Advisor hereunder.

The Advisor shall submit an invoice to the Company concurrent with, or within a reasonable amount of time following, the closing or closings of each event for which an Acquisition and Advisory Fee is due hereunder, accompanied by a computation of the Acquisition and Advisory Fee. The Company shall pay the Acquisition and Advisory Fee to the Advisor within a reasonable period of time after receipt by the Company of the invoice; provided that the Advisor may waive or defer payment of any particular Acquisition and Advisory Fee in its sole discretion. All or any portion of the Acquisition and Advisory Fee deferred by the Advisor shall bear interest if agreed to by the Company, and shall be paid in such other period as the Advisor shall determine.

(b)           Subordinated Share of Net Sales Proceeds.  Prior to Listing, upon the consummation of any Sale, the Advisor shall receive a Subordinated Share of Net Sales Proceeds in an amount equal to 15% of Net Sales Proceeds less the amount by which the Company’s debt for borrowed money exceeds Aggregate Asset Value after the sale of the Asset(s) in respect of which the Net Sales Proceeds is being determined. Notwithstanding the foregoing, the Subordinated Share of Net Sales Proceeds will not be earned or paid unless and until the Stockholders have received total Distributions in an amount equal to or in excess of the sum of their aggregate Invested Capital plus the Stockholders’ 10% Return.  To the extent that, in any instance, the Subordinated Share of Net Sales Proceeds is not earned and paid due to the foregoing limitation, the Subordinated Share of Net Sales Proceeds that would have been earned and paid had the foregoing limitation not been in place at the time of a Sale shall be a contingent liability of the Company, and shall be paid if and only if the conditions set forth in the preceding sentence of this Section 3.01(c) have been satisfied and, upon the satisfaction of such condition, the Company shall pay all such Subordinated Share of Net Sales Proceeds as if such condition had been satisfied with respect to each such prior Sale.

Following Listing, and as soon as practicable after determination of Market Value (defined below), if the Stockholders have received or been deemed to have received total Distributions in an amount equal to the sum of their aggregate Invested Capital and Stockholders’ 10% Return through the date of Listing, the Advisor shall receive a Subordinated Share of Net Sales Proceeds in an amount equal to 15% of Net Sales Proceeds less the amount by which the Company’s debt for borrowed money exceeds Aggregate Asset Value after the Listing.  For purposes of the preceding sentence, in addition to actual Distributions received, Stockholders will be deemed to have received Distributions in the amount equal to the product of the total number of Shares outstanding and the average closing price of the Shares over the 30-trading-day period beginning the date of Listing (the “Market Value”).  For purposes of this Section 3.01(c), in determining whether the Subordinated Share of Net Sales Proceeds is payable following Listing, in addition to actual Distributions received, Stockholders will be deemed to have received Distributions in the amount equal to the Market Value.

(c)           Subordinated Incentive Listing Fee.  Following Listing, and as soon as practicable after determination of Market Value, the Advisor shall be entitled to receive a Subordinated Incentive Listing Fee payable in the form of an interest bearing promissory note (the “SILF Note”) in a principal amount equal to 15% of the amount by which (i) the market value of the outstanding Shares, measured by taking the Market Value, plus the total of all Distributions paid to Stockholders from the Company’s inception until the date of Listing, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders’ 10% Return from inception through the date of Listing.  Interest on the SILF Note will accrue beginning on the date of Listing at a rate deemed fair and reasonable by the Independent Directors on the date of Listing.  The Company shall repay the SILF Note using the entire Net Sales Proceeds of each Sale after Listing until the SILF Note is paid in full, with interest.  If the SILF Note has not been paid in full within five years from the date of Listing, then the Advisor, its successors or assigns, may elect to convert the balance of the SILF NOTE, including accrued but unpaid interest, into Shares at a price per Share equal to the average Closing Price of the Shares over the ten trading days immediately preceding the date of such election.  If the Shares are no longer listed at such time as the SILF Note becomes convertible into Shares as provided by this paragraph, then the price per Share, for purposes of conversion, shall equal the fair market value for the Shares as determined by the Board based upon the Appraised Value of the Assets as of the date of election.

(d)           Debt Financing Fee.

(i)            The Company shall pay the Advisor a Debt Financing Fee, calculated as follows:

(A)          if the Company, the Partnership or any Joint Venture executes and delivers definitive documents governing a Loan (but excluding Loans that are assumed or Revised Loans), a Debt Financing Fee equal to 1.0% of the Commitment Amount; provided, that, in the event that the Company, the Partnership or the Joint Venture simultaneously executes and delivers documents for more than one transaction in respect of the same Loan, the Company shall not be required to pay more than one Debt Financing Fee under this Section 3.01(e)(i)(A) in respect of that particular Loan; and

(B)          in the case of a Loan which is a Revised Loan, a Debt Financing Fee in an amount equal to:  (1) for the first Extension Period, 0.40% of the Commitment Amount; plus (2) for the second Extension Period, 0.30% of the Commitment Amount; plus (3) for the third Extension Period, 0.30% of the Commitment Amount; provided, that the fee for any Extension Period of less than 360 days, will be equal to the product of (I) the full amount of the fee payable under clause (1), (2) or (3), as applicable, and (II) a fraction, the numerator of which will be equal to the number of days in the Extension Period and the denominator of which will be equal to 360.

(ii)           The Debt Financing Fee shall be paid concurrent with, or subsequent to, the parties executing and delivering definitive documents governing the Loan or Revised Loan.

(iii)          Notwithstanding the provisions of Section 3.01(e)(i) above, no Debt Financing Fee shall be due for any Loan, including any Revised Loan, resulting from any extension or extensions of the maturity date of an Existing Loan for an aggregate period of less than 120 days from the original Existing Maturity Date.

(iv)          With respect to any Loan or Revised Loan secured by an Asset owned through a Joint Venture, the Advisor shall be entitled to a Debt Financing Fee under Section 3.01(e)(i) if the Advisor obtains the Loan or Revised Loan or performs more than ministerial services in connection with the Joint Venture obtaining the Loan or Revised Loan, which Debt Financing Fee shall be equal to the product of the amount of the Debt Financing Fee, as calculated in accordance with Section 3.01(e)(i), and the Ownership Percentage.  In the case of a Joint Venture, nothing herein shall prohibit the Advisor from receiving a fee from the joint venture partner for debt financing services separate and distinct from the Debt Financing Fee; provided, however, that the Advisor shall have promptly advised the Board of the proposed fee and that the Independent Directors shall have approved the fee.  If the Independent Directors do not authorize the Advisor to accept a separate fee from the joint venture partner, then the Independent Directors may cause the Company to set off any fee paid by the joint venture partner to the Advisor against any Debt Financing Fee due to the Advisor hereunder.

(v)           The Debt Financing Fee paid to the Advisor shall be deemed to include the reimbursement of the specified cost incurred by the Advisor of engaging third parties to source debt financing, and nothing herein shall prevent the Advisor from entering fee-splitting arrangements with third parties with respect to the Debt Financing Fee; provided that, if, as a result of such arrangement, the fee due the third party exceeds the amount of the Debt Financing Fee that is otherwise due hereunder, no Debt Financing Fee shall be due and payable to the Advisor, and the Company shall be obligated to pay all fees due to the third party or parties; provided, however, that any payment by the Company of fees in excess of the percentages set forth in clause (e)(i) shall be subject to the prior approval of the Board.

(e)           Limitations on Payments.  Notwithstanding the foregoing, no payments shall be made under Sections 3.01(c), 3.01(d) or 4.03(b) if, at or prior to the time the payment is due, the Convertible Shares have been converted into Shares in the case of Sections 3.01(c) and 3.01(d), or, in the case of Section 4.03(b), the determination of the number of Shares issuable upon conversion of the Convertible Shares has been made in accordance with Section 5.3(iii)(c) of Article V of the Articles of Incorporation, in each case, without any reduction in the number of Convertible Shares converted or in the value or number of Shares to be issued upon such conversion that may be triggered under the terms of the Convertible Shares to avoid jeopardizing the Company’s REIT status.  If, however, the Convertible Shares have been converted into Shares in the case of Sections 3.01(c) and 3.01(d), or, in the case of Section 4.03(b), the determination of the number of Shares issuable upon conversion of the Convertible Shares has been made in accordance with Section 5.3(iii)(c) of Article V of the Articles of Incorporation, in each case, with a reduction in the number of Convertible Shares converted or in the value or number of Shares issued upon such conversion triggered under the terms of the Convertible Shares to avoid jeopardizing the Company’s REIT status, (i) no payments otherwise due and payable under Section 3.01(c) (“Offset Payments”) shall be paid until the aggregate amount of such Offset Payments equals the aggregate value of the Shares (as determined at the time of such conversion as being the Company Value divided by the number of Shares outstanding at such time) issued or issuable upon conversion of the Convertible Shares, and (ii) any payments otherwise due and payable under Sections 3.01(d) or 4.03(b) shall be reduced, dollar-for-dollar, by an amount equal to the aggregate value of the Shares (as determined at the time of such conversion as being the Company Value divided by the number of Shares outstanding at such time) issued or issuable upon conversion of the Convertible Shares.

3.02        Expenses.

ii.             In addition to the compensation paid to the Advisor pursuant to Section 3.01, the Company reimburse the Advisor for the specified cost of all expenses paid by the Advisor in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:

(i)            Intentionally deleted;

(ii)           Acquisition Expenses (except for Audit Expenses which are reimbursable under Section 3.02(a)(xiv) below) paid or incurred by the Advisor on behalf of the Company; provided that such Acquisition Expenses must be documented by reasonably detailed and itemized invoices.  Nothing in this Section 3.02(a)(ii) shall be construed to require the Advisor to pay or reimburse any Acquisition Expenses that are paid or incurred by the Company;

(iii)          the actual cost of goods, services and materials used by the Company and obtained from Persons not affiliated with the Advisor, other than Acquisition Expenses, including brokerage fees paid in connection with the purchase and sale of Shares or other securities;

(iv)                              interest and other costs for borrowed money, including discounts, points and other similar fees;

(v)                                 taxes and assessments on income or property and taxes as an expense of doing business;

(vi)                              costs associated with insurance required in connection with the business of the Company or by the Board;

(vii)                           expenses of managing, operating and disposing of Assets owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person (other than Personnel Costs, Hard Costs, or Business Infrastructure Costs with respect to employees or independent contractors of the Advisor or its Affiliates providing services to the Company or its Affiliates, which will be reimbursed pursuant to Section 3.02(a)(xiii) below).  For the avoidance of doubt, expenses set forth in this clause (vii) shall not include any payment by an Owner (as defined therein) to the Manager (as defined therein) under the Second Amended and Restated Property Management and Leasing Agreement dated as of December 29, 2006, by and among the Company, the Partnership and HPT Management Services LP, a Texas limited partnership, as amended from time to time;

(viii)                        all expenses in connection with payments to the Board for attendance at meetings of the Board and Stockholders;

(ix)                              intentionally deleted;

(x)                                 expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;

(xi)                              expenses of organizing, revising, amending, converting, modifying, or terminating the Company or the Articles of Incorporation;

(xii)                           expenses of any third-party transfer agent for the Shares and of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiii)                        administrative expenses, including Personnel Costs, Hard Costs and Business Infrastructure Costs (in each case only to the extent reasonably allocated, in good faith, for that portion of the personnel or service provided to the Company, the Partnership or any Joint Venture on the Company’s behalf) except that:

(A)                               the Company shall not reimburse the Advisor for any portion of any Personnel Costs (as determined by the Advisor based on its review of the time sheets or other billing records and receipts of the Advisor Personnel) attributable to the Advisor Personnel while performing asset management, acquisition services, or services related to any potential or actual entry into a Loan or Revised Loan;

(B)                               if the Board of Directors of the Company has preapproved the provision of, and the budget for, RETA Services with respect to an Asset, the Company shall reimburse the Advisor for any Personnel Costs, Hard Costs and Business Infrastructure Costs (as determined by the Advisor based on its review of the time sheets or other billing records and receipts of the Advisor Personnel) attributable to the RETA Personnel while performing the preapproved RETA Service up to the maximum amount of Personnel Costs, Hard Costs and Business Infrastructure Costs approved by the Board of Directors with respect to the particular RETA Service;

(C)                               Excluding preapproved RETA Services, which will be reimbursable as provided in Section 3.02(a)(xiii)(B), the Company shall not reimburse the Advisor for services rendered by Advisor Personnel during 2016 more than $1.1 million for reimbursable Personnel Costs, $0.2 million for reimbursable Hard Costs, or $0.33 million for reimbursable Business Infrastructure Costs; and

(D)                               Excluding preapproved RETA Services, which will be reimbursable as provided in Section 3.02(a)(xiii)(B), the Company shall not reimburse the Advisor for services rendered by Advisor Personnel during any portion of 2017 more than: (1) an amount for reimbursable Personnel Costs equal to $1.1 million multiplied by the 2017 Quotient; (2) an amount for reimbursable Hard Costs equal to $0.2 million multiplied by the 2017 Quotient; and (3) an amount for reimbursable Business Infrastructure Costs equal to $0.33 million multiplied by the 2017 Quotient;

(xiv)                       Audit Expenses and third-party accounting and legal fees and expenses incurred by or on behalf of the Company; and

(xv)                          Acquisition Expenses paid or incurred by the Advisor in connection with acquisition transactions that were not completed or closed by the Company.

(b)                                 Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Section 3.02 shall be reimbursed no less than quarterly to the Advisor within 60 days after the end of each quarter.  The Advisor shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.

3.03                        Other Services.  Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Section 2.02, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

3.04                        Reimbursement to the Advisor.  The Company shall not reimburse the Advisor for Total Operating Expenses to the extent that Total Operating Expenses (including the Asset Management Fee), in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income for such year.  Any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company.  Reimbursement of all or any portion of the Total Operating Expenses that exceed the limitation set forth in the preceding sentence may, at the option of the Advisor, be deferred without interest and may be reimbursed in any subsequent Expense Year where such limitation would permit such reimbursement if the Total Operating Expense were incurred during such period. Notwithstanding the foregoing, if there is an Excess Amount in any Expense Year and the Independent Directors determine that such excess was justified, based on unusual and nonrecurring factors which they deem sufficient, the Excess Amount may be reimbursed to the Advisor.  Within 60 days after the end of any fiscal quarter of the Company for which there is an Excess Amount which the Independent Directors conclude was justified and reimbursable to the Advisor, there shall be sent to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such Excess Amount was justified. Such determination shall be reflected in the minutes of the meetings of the Board.  All figures used in any computation pursuant to this Section 3.04 shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

3.05                              Fees Paid.  Notwithstanding anything to the contrary herein, the Company acknowledges and agrees that (i) all fees paid to the Advisor by the Company or expenses reimbursed to the Advisor by the Company, from inception of the Company up to and including December 31, 2010, are reflected on the Company’s “Consolidated Audited Financial Statements,” and the related notes thereto, as of and for the periods ended December 31, 2010 and (ii) the Advisor shall have no liability or obligation to repay the Company any fees or expenses paid or reimbursed to the Advisor by the Company from inception of the Company for periods ended, prior to, or for, December 31, 2010.  Further, notwithstanding any other provision of this Agreement, the Advisor acknowledges and agrees that the Company shall have no liability or obligation to pay the Advisor any fees that may have been earned by, or that are due to, the Advisor, or to reimburse the Advisor for any expenses incurred by the Advisor, in each case for periods ended, prior to, or for, December 31, 2010, except (x) as otherwise reflected on the Company’s “Consolidated Audited Financial Statements,” and the related notes thereto, as of and for the periods ended December 31, 2010, and (y) any amounts accrued or owing, but not paid, pursuant to the Secured Note or the Deferral Agreement.

ARTICLE IV

TERM AND TERMINATION

4.01                        Term; Renewal.  Subject to Section 4.02, this Agreement shall continue in force until the first anniversary of its Effective Date.  Thereafter, this Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties.  It is the duty of the Board to evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.

4.02                        Termination.  This Agreement will automatically terminate upon Listing.  This agreement also may be terminated at the option of either party (i) immediately upon a Change of Control or (ii) upon 60 days written notice without cause or penalty (in either case, if termination is by the Company, then such termination shall be upon the approval of a majority of the Independent Directors).  Notwithstanding the foregoing, the provisions of this Agreement that provide for payment to the Advisor of expenses, fees or other compensation following the date of termination (i.e., Sections 3.01(d) and 4.03) shall continue in full force and effect until all amounts payable thereunder to the Advisor are paid in full.

4.03                        Payments to and Duties of Advisor upon Termination.

(a)                                 After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to and receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses, subject to the provisions of Section 3.04 hereof, and all contingent liabilities related to fees payable to the

Advisor prior to termination of this Agreement, provided that the Subordinated Incentive Listing Fee, if any, shall be paid in accordance with the provisions of Section 3.01(d).  In the event the Subordinated Incentive Listing Fee is paid to the Advisor following Listing, no Performance Fee will be paid to the Advisor pursuant to Section 4.03(b) below.

(b)                                 Upon termination, unless such termination is by the Company because of a material breach of this Agreement by the Advisor, or upon Listing (in which case any Subordinated Incentive Listing Fee will be paid in accordance with the provisions of Section 3.01(d)), the Advisor shall be entitled to receive a Performance Fee payable in the form of an interest bearing promissory note (the “Performance Fee Note”) in a principal amount equal to the product of 0.15 times the amount, if any, by which (i) the Company Value plus the total Distributions paid to holders of Shares through the Termination Date, exceeds (ii) the sum of the aggregate Invested Capital plus the Stockholders’ 10% Return through the Termination Date.  Interest on the Performance Fee Note will accrue beginning on the Termination Date at a rate deemed fair and reasonable by the Independent Directors.  The Company shall repay the Performance Fee Note using the entire Net Sales Proceeds of each Sale after the Termination Date until the Performance Fee Note is paid in full, with interest.  If the Performance Fee Note has not been paid in full within five years from the Termination Date, then the Advisor, its successors or assigns, may elect to convert the balance of the Performance Fee Note, including accrued but unpaid interest, into Shares at a price per Share equal to the average Closing Price of the Shares over the ten trading days immediately preceding the date of such election if the Shares are Listed at such time.  If the Shares are not Listed at such time, the Advisor, its successors or assigns, may elect to convert the balance of the Performance Fee Note, including accrued but unpaid interest, into Shares at a price per Share equal to the fair market value for the Shares as determined by the Board based upon the Appraised Value of the Assets on the date of election.  In no event will the amount paid to the Advisor under the Performance Fee Note, including interest, exceed the amount considered presumptively reasonable under Section IV.F. of the NASAA Guidelines (the “NASAA Limit”).  In such event, the aggregate amount payable under the Performance Fee Note, including interest, shall be reduced to an amount equal to the NASAA Limit.

(c)                                  In the event that the Advisor disagrees with the valuation of Shares pursuant to Section 4.03(b) where the Shares are not Listed, for purposes of determining the number of shares to be issued to the Advisor following the Advisor’s election to convert the balance of the Performance Fee Note owed to the Advisor, then the fair market value of such shares shall be determined by an independent appraiser of equity value selected by the Advisor and the Company.  If the Advisor and the Company are unable to agree upon an expert independent appraiser, then each of the Company and the Advisor shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one such appraiser whose determination shall be final and binding on the parties.  The cost of such appraisal shall be shared evenly between the Company and the Advisor.

(d)                                 The Advisor shall promptly upon termination:

(i)                                     pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)                                  deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)                               deliver to the Board all assets, including the Assets, and documents of the Company then in the custody of the Advisor; and

(iv)                              cooperate with the Company and take all reasonable actions requested by the Company to provide an orderly transition of the advisory function.

ARTICLE V

INDEMNIFICATION

5.01                        Indemnification by the Company.

(a)                                 The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland and the Articles of Incorporation.  Notwithstanding the foregoing, under the Articles of Incorporation, the Company shall not indemnify or hold harmless the Advisor or its Affiliates, including their respective officers, directors, partners and employees, for any liability or loss suffered by the Advisor or its Affiliates, including their respective officers, directors, partners and employees, nor shall it provide that the Advisor or its Affiliates, including their respective officers, directors, partners and employees, be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:  (i) the Advisor or its Affiliates, including their respective officers, directors, partners and employees, have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company; (ii) the Advisor or its Affiliates, including their respective officers, directors, partners and employees, were acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates, including their respective officers, directors, partners and employees; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from stockholders.  Notwithstanding the foregoing, the Advisor and its Affiliates, including their respective officers, directors, partners and employees, shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:  (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

(b)                                 The Articles of Incorporation provide that the advancement of Company funds to the Advisor or its Affiliates, including their respective officers, directors, partners and employees, for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:  (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the Advisor or its Affiliates, including their respective officers, directors, partners and employees, undertake to repay the advanced funds to the Company together with the applicable legal rate of interest thereon, in cases in which such Advisor or its Affiliates, including their respective officers, directors, partners and employees, are found not to be entitled to indemnification.

(c)                                  The indemnity provided for pursuant to this Section 5.01 shall extend, without limitation, to any claims to the extent relating to any of the events or outcomes set forth in the Prospectus as possible results, outcomes or risks associated with the business and investment objectives of the Company.  Notwithstanding the provisions of this Section 5.01, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 5.01 for any activity with respect to which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Section 5.02.

5.02                        Indemnification by Advisor.  The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misfeasance, misconduct, negligence or reckless disregard of its duties, but the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

ARTICLE VI

MISCELLANEOUS

6.01                        Incorporation of Recitals. The recitals set forth above are hereby incorporated and made a part of this Agreement.

6.02                        Assignment to an Affiliate.  This Agreement may be assigned by the Advisor to an Affiliate of the Advisor with the approval of a majority of the Board (including a majority of the Independent Directors).  The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board.  This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.  This Agreement shall be binding on successors to the Company resulting from a Change of Control or sale of all or substantially all the assets of the Company or the Partnership, and shall likewise be binding upon any successor to the Advisor.

6.03                        Relationship of Advisor and Company.  The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

6.04                        Treatment Under Texas Margin Tax.  For purposes of the Texas margin tax, the Advisor’s performance of the services specified in this Agreement will cause the Advisor to conduct part of the active trade or business of the Company, and the compensation specified in Article III includes both the payment of management fees and the reimbursement of specified costs incurred in the Advisor’s conduct of the active trade or business of the Company.  Therefore, the Advisor and Company intend

Advisor to be, and shall treat Advisor as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code.  The Company and the Advisor will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to the Company’s reimbursements paid to the Advisor pursuant to this Agreement of specified costs and wages and compensation.  The Advisor and the Company further recognize and intend that (i) as a result of the fiduciary relationship created by this Agreement and acknowledged in Section 2.02, reimbursements paid to the Advisor pursuant to this Agreement are “flow-through funds” that the Advisor is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) as a result of Advisor’s contractual duties under this Agreement, certain reimbursements under this Agreement are “flow-through funds” mandated by contract to be distributed within the meaning of Section 171.1011(g) of the Texas Tax Code.  The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the Advisor as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-through funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.

6.05                        Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Directors and to the Company:	Behringer Harvard Opportunity REIT I, Inc.
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: General Counsel

With a copy to:	Steven J. Kaplan
Chairman
5910 Stoneshire Court
Dallas, TX 75252

Robert H. Bergdolt, Esq.
DLA Piper LLP
4141 Parklake Avenue
Suite 300
Raleigh, North Carolina 27612-2350

To the Advisor:	Behringer Harvard Opportunity Advisors I, LLC
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: President

Either party shall, as soon as reasonably practicable, give notice in writing to the other party of a change in its address for the purposes of this Section 6.05.

6.06                        Modification.  This Agreement shall not be changed, modified, or amended, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

6.07                        Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

6.08                        Choice of Law; Venue.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, and venue for any action brought with respect to any claims arising out of this Agreement shall be brought exclusively in Dallas County, Texas.

6.09                        Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by each of the parties hereto.

6.10                        Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

6.11                        Gender; Number.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

6.12                        Headings.  The titles and headings of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

6.13                        Execution in Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

6.14                        Name.  Behringer Harvard Opportunity Advisors I, LLC and/or one or more of its Affiliates has a proprietary interest in the names “Harvard” (for the businesses engaged in by the Company and its Affiliates) and “Behringer” (for all purposes).  Accordingly, and in recognition of this right, if at any time the Company ceases to retain Behringer Harvard Opportunity Advisors I, LLC or an Affiliate thereof to perform the services of Advisor, the Company will, promptly after receipt of written request from Behringer Harvard Opportunity Advisors I, LLC, cease to conduct business under or use the name “Harvard” or “Behringer” or any diminutive thereof and the Company shall use its best efforts to change the name of the Company to a name that does not contain the name “Harvard” or “Behringer” or any other word or words that might, in the sole discretion of Behringer Harvard Opportunity Advisors I, LLC, be susceptible of indication of some form of relationship between the Company and Behringer Harvard Opportunity Advisors I, LLC or any Affiliate thereof. Consistent with the foregoing, it is specifically recognized that Behringer Harvard Opportunity Advisors I, LLC or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Harvard” or “Behringer” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or its Board.

6.15                        Initial Investment.  The Advisor or one of its Affiliates has contributed $200,000 (the “Initial Investment”) in exchange for the initial issuance of Shares of the Company.  The Advisor or its Affiliates may not sell any of the Shares purchased with the Initial Investment while the Advisor acts in an advisory capacity to the Company.  The restrictions included above shall not apply to any Shares acquired by the Advisor or its Affiliates other than the Shares acquired through the Initial Investment.  Neither the Advisor nor its Affiliates shall vote any Shares they now own, or hereafter acquires, in any vote for the election or removal of Directors or any vote regarding the approval or termination of any contract with the Advisor or any of its Affiliates.

6.16                        Ownership of Proprietary Property.  The Advisor retains ownership of and reserves all Intellectual Property Rights in the Proprietary Property.  To the extent that the Company has or obtains any claim to any right, title or interest in the Proprietary Property, including without limitation in any suggestions, enhancements or contributions that Company may provide regarding the Proprietary Property, the Company hereby assigns and transfers exclusively to the Advisor all right, title and interest, including without limitation all Intellectual Property Rights, free and clear of any liens, encumbrances or licenses in favor of the Company or any other party, in and to the Proprietary Property.  In addition, at the Advisor’s expense, the Company will perform any acts that may be deemed desirable by the Advisor to evidence more fully the transfer of ownership of right, title and interest in the Proprietary Property to the Advisor, including but not limited to the execution of any instruments or documents now or hereafter requested by the Advisor to perfect, defend or confirm the assignment described herein, in a form determined by the Advisor.

6.17                        Non-Solicitation.  During the period commencing on the date on which this Agreement is entered into and ending one year following the termination of this Agreement, the Company shall not, without the Advisor’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of the Advisor or its affiliates or (ii) hire, on behalf of the Company or any other person or entity, any person who has left the employment within the one year period following the termination of that person’s employment with the Advisor or its affiliates.  During the period commencing on the date hereof through and ending one year following the termination of this Agreement, the Company shall not, whether for its own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the relationship of the Advisor or its affiliates with, or endeavor to entice away from the Advisor or its affiliates, any person who during the term of the Agreement is, or during the preceding one-year period was, a customer of the Advisor or its affiliates.  Notwithstanding the foregoing, the obligations of the Company under this section shall be waived and shall not apply in the following circumstances:

iii.                                    (i) the Advisor files for a voluntary petition under Title 11 of the United States Code, 11 U.S.C. §101, et seq., as amended from time to time, or any successor statute or statutes (the “Bankruptcy Code”) Code or any other Federal or state bankruptcy, receivership or insolvency law; or  (ii)  an involuntary petition is filed against the Advisor under the Bankruptcy Code or any other Federal or state bankruptcy, receivership or insolvency law, and such petition or proceeding has not been dismissed or terminated within 60 days of such filing; or

iv.                                   in the event the Advisor either (i) terminates this Agreement pursuant to Section 4.02 hereof because Advisor is no longer in the business of providing real estate asset management services or (ii) materially breaches its obligations to provide the services set forth in Section 2.02 hereof (other than with respect to providing services with respect to acquisitions or prospective acquisitions), and such material breach continues uncured for 15 business days after the date the Company has given the Advisor written notice of such material breach pursuant to Section 6.05 hereof.

a.                                      Continuing Effect.  The parties agree and acknowledge that the terms of the Deferral Agreement and Secured Note shall continue in full force and effect and shall not be deemed to have otherwise been amended, modified, revised or altered by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Advisory Management Agreement as of the date and year first above written.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

By:	/s/ Steven J. Kaplan
Steven J. Kaplan
Non-Executive Chairman of the Board

BEHRINGER HARVARD OPPORTUNITY ADVISORS I, LLC

By:	Harvard Property Trust, LLC,
its Manager

	By:	/s/ Michael D. Cohen
Michael D. Cohen
President